Exhibit 99.3

Windstream Commences Tender Offer and Consent Solicitation for its 7.0% Senior Notes Due 2019

LITTLE ROCK, Ark.,August 12, 2013 - Windstream Corp. (Nasdaq:WIN) (the "Company") announced today that it has commenced a tender offer to purchase for cash any and all of the outstanding $500 million aggregate principal amount of 7.0% Senior Notes due 2019 (the "Notes").

In conjunction with the tender offer, the Company also commenced a solicitation of consents to amend the indenture governing the Notes to eliminate substantially all of the restrictive covenants and certain other provisions contained in the indenture governing the Notes. The tender offer and consent solicitation are being made pursuant to the Company's Offer to Purchase and Consent Solicitation Statement (the "Offer to Purchase"), dated August 12, 2013, which sets forth a more comprehensive description of the terms of the offer.

Holders who properly tender and do not validly withdraw their Notes and deliver their consents to the proposed amendments on or prior to 5:00 p.m., New York City time, on August 23, 2013, unless extended or earlier terminated (the "Early Tender Deadline"), will be eligible to receive the total consideration, which includes a consent payment equal to $25.00 per $1,000 principal amount of the tendered Notes.

As set forth in the table below and in the Offer to Purchase, the total consideration for each $1,000 principal amount of Notes validly tendered and accepted for payment pursuant to the offer is $1,027.83.

CUSIP No.	Principal Amount Outstanding	Security Description	Tender Offer Consideration(1)	Consent Payment(1)(2)	Total Consideration(1)(2)
97381WAF1	$500,000,000	7.0% Senior Notes due 2019	$1,002.83	$25.00	$1,027.83

(1)	Per $1,000 Principal Amount of Notes

(2)	Payable only to Holders who tender at or prior to the Early Tender Deadline

Holders who properly tender after the Early Tender Deadline but on or prior to the Expiration Date specified below will be eligible to receive the tender offer consideration, which equals the total consideration less the consent payment per $1,000 principal amount of the tendered Notes.

In addition, all Notes accepted for payment will be entitled to receive accrued and unpaid interest in respect of such Notes from the last interest payment date prior to the applicable settlement date to, but not including, the applicable settlement date.

The tender offer will expire at 11:59 p.m., New York City time, on September 9, 2013, unless extended or earlier terminated (the "Expiration Date"). Settlement for all Notes tendered on or prior to the Early Tender Deadline and accepted for payment is expected to occur on August 26, 2013, the first business day following the Early Tender Deadline on which all conditions to the tender offer have been satisfied or waived. Settlement for all Notes tendered after the Early Tender Deadline, but on or prior to the Expiration Date, is expected to occur promptly following the Expiration Date.

Consummation of the tender offer, and payment for the tendered notes, is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the condition that the Company shall have completed a new debt offering and the Company shall have received sufficient net proceeds therefrom, together with available cash, if required, to fund the tender offer and consent solicitation and any related fees and expenses, the condition that the Company shall have received sufficient consents to effect the proposed amendments to the indenture governing the Notes, and other customary conditions. If any of the conditions are not satisfied, the Company is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes and may even terminate the tender offer and consent solicitation. Subject to applicable law, the Company has reserved the absolute right, in its sole discretion, to at any time (i) waive any condition to the tender offer and (ii) amend any of the terms of the tender offer, including but not limited to the purchase price or the amount of the consent payment.

Holders may withdraw their tenders and revoke their consents at any time before 5:00 p.m. on August 23, 2013, unless extended.

The Company intends to call for redemption any Notes not tendered in the Tender Offer.

Goldman, Sachs & Co. is acting as the lead dealer manager and solicitation agent for the tender offer and the consent solicitation, and BNP Paribas Securities Corp., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and RBS Securities Inc. are each serving as co-dealer managers for the tender offer. The Tender Agent and Information Agent is D.F. King & Co., Inc.

Questions regarding the tender offer and consent solicitation should be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-6436 (collect). Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 697-6975 (toll-free) or (212) 269-5550 (banks and brokers).

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. The tender offer and consent solicitation is made only by means of the Offer to Purchase and the related letter of transmittal. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About Windstream

Windstream Corp. (Nasdaq: WIN), a FORTUNE 500 and S&P 500 company, is a leading provider of advanced network communications, including cloud computing and managed services, to businesses nationwide. The company also offers broadband, phone and digital TV services to consumers primarily in rural areas.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements, including with respect to Windstream's ability to complete the tender offer and consent solicitation described in this press release, are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors, including those described in filings by Windstream with the Securities and Exchange Commission, which can be found at www.sec.gov.

Investor Relations Contact:
Mary Michaels, 501-748-7578
mary.michaels@windstream.com

Media Relations Contact:
David Avery, 501-748-5876
david.avery@windstream.com